Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FuelCell Energy, Inc:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-177045, No. 333-166164 and No. 333-140168) and on Form S-3 (No. 333-164412, No. 333-166565, No. 333-164410 and No. 333-164411 of FuelCell Energy, Inc. of our report dated January 17, 2012, with respect to the consolidated balance sheets of FuelCell Energy, Inc. and subsidiaries as of October 31, 2011 and 2010 and the related consolidated statements of operations, changes in (deficit) equity and cash flows for each of the years in the three-year period ended October 31, 2011 and the effectiveness of internal control over financial reporting as of October 31, 2011, which report appears in the October 31, 2011 annual report on Form 10-K of FuelCell Energy, Inc.
Hartford, Connecticut
January 17, 2012